Exhibit 99.1

Ingles Markets, Incorporated Reports Sales and Net Income for Second Quarter and First Six Months of Fiscal 2022

ASHEVILLE, N.C.--(BUSINESS WIRE)--May 5, 2022--Ingles Markets, Incorporated (NASDAQ: IMKTA) today reported increased sales and net income for the three and six months ended March 26, 2022.

The coronavirus (COVID-19) pandemic was declared a national emergency on March 13, 2020. The pandemic has had a significant impact on the Company’s operations since then. At this time the Company cannot predict the impact of the pandemic on future periods.

Robert P. Ingle II, Chairman of the Board, stated, “We are pleased with our strong results due to the dedication and hard work from our associates. We continue to work hard to provide affordable products and selection to our customers during these challenging times.”

Second Quarter Results

Net sales totaled $1.38 billion for the quarter ended March 26, 2022, an increase of 16.3% compared with $1.18 billion for the quarter ended March 27, 2021.

Gross profit for the second quarter of fiscal 2022 totaled $348.6 million, or 25.3% of sales. Gross profit for the second quarter of fiscal 2021 was $310.5 million, or 26.2% of sales.

Operating and administrative expenses for the March 2022 quarter totaled $254.7 million compared with $236.9 million for the March 2021 quarter. Most of the increase was due to higher personnel costs which reflect a tight labor market.

Interest expense totaled $5.4 million for the three-month period ended March 26, 2022, compared with $6.2 million for the three-month period ended March 27, 2021.

Net income totaled $68.6 million for the three-month period ended March 26, 2022, compared with $52.2 million for the three-month period ended March 27, 2021. Basic and diluted earnings per share for Class A Common Stock were $3.70 and $3.61, respectively, for the quarter ended March 26, 2022, compared with $2.65 and $2.58, respectively, for the quarter ended March 27, 2021.

First Half Results

First half fiscal 2022 net sales totaled $2.77 billion, an increase of 16.6% compared with $2.37 billion in the first half of 2021.

Gross profit for the six months ended March 26, 2022, totaled $699.1 million, compared with $624.7 million for the first six months of last fiscal year. Gross profit, as a percentage of sales, was 25.3% for the March 2022 six-month period, compared with 26.3% for the March 2021 six-month period.

Operating and administrative expenses totaled $514.8 million for the six months ended March 26, 2022, and $475.0 million for the six months ended March 27, 2021. Labor costs accounted for most of the increase.

Interest expense decreased to $10.8 million for the six-month period ended March 26, 2022, compared with $12.6 million for the six-month period ended March 27, 2021. Total debt at the end of March 2022 was $578.5 million compared with $647.8 million at the end of March 2021.

Net income totaled $134.8 million for the six-month period ended March 26, 2022, compared with $106.0 million for the six-month period ended March 27, 2021. Basic and diluted earnings per share for Class A Common Stock were $7.26 and $7.10, respectively, for the six months ended March 26, 2022, compared to $5.38 and $5.24, respectively, for the six months ended March 27, 2021.

Capital expenditures for the March 2022 six-month period totaled $34.1 million compared with $69.4 million for the March 2021 six-month period.

The Company currently has no outstanding borrowings under its $150.0 million line of credit.

Ingles continues to provide additional pandemic support to its communities, including increased donations to local food banks and purchases from local vendors.

The comments in this press release contain certain forward-looking statements. Ingles undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. Ingles’ actual results may differ materially from those projected in forward-looking statements made by, or on behalf of, Ingles. Factors that may affect results include changes in business and economic conditions generally in Ingles’ operating area, pricing pressures, increased competitive efforts by others in Ingles’ marketing areas and the availability of financing for capital improvements. A more detailed discussion of these factors may be found in reports filed by the Company with the Securities and Exchange Commission including its 2021 Form 10-K and 2022 Forms 10-Q.

Ingles Markets, Incorporated is a leading grocer with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 198 supermarkets. In conjunction with its supermarket operations, the Company operates neighborhood shopping centers, most of which contain an Ingles supermarket. The Company also owns a fluid dairy facility that supplies Ingles supermarkets and unaffiliated customers. To learn more about Ingles Markets visit ingles-markets.com.

INGLES MARKETS, INCORPORATED
(Amounts in thousands except per share data)

Unaudited Financial Highlights
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Six Months Ended
	March 26,	March 27,	March 26,	March 27,
	2022	2021	2022	2021

Net sales	$1,377,119	$1,184,555	$2,768,648	$2,374,998
Gross profit	348,563	310,500	699,107	624,689
Operating and administrative expenses	254,739	236,850	514,825	475,049
Gain from sale or disposal of assets	1,265	663	1,209	1,115
Income from operations	95,089	74,313	185,491	150,755
Other income, net	1,344	646	2,936	1,337
Interest expense	5,426	6,195	10,839	12,596
Income tax expense	22,366	16,575	42,758	33,483
Net income	$68,641	$52,189	$134,830	$106,013

Basic earnings per common share – Class A	$3.70	$2.65	$7.26	$5.38
Diluted earnings per common share – Class A	$3.61	$2.58	$7.10	$5.24
Basic earnings per common share – Class B	$3.36	$2.41	$6.60	$4.89
Diluted earnings per common share – Class B	$3.36	$2.41	$6.60	$4.89

Additional selected information:
Depreciation and amortization expense	$29,968	$30,327	$59,265	$60,206
Rent expense	$2,956	$2,981	$5,588	$5,678

Condensed Consolidated Balance Sheets (Unaudited)

	March 26,		Sept. 25,
	2022		2021
ASSETS
Cash and cash equivalents	$65,624		$70,313
Short term investments	115,007		5,000
Receivables-net	98,011		95,082
Inventories	397,891		389,953
Other current assets	24,906		15,092
Property and equipment-net	1,343,411		1,370,769
Other assets	79,327		72,135
TOTAL ASSETS	$2,124,177		$2,018,344

LIABILITIES AND STOCKHOLDERS' EQUITY
Current maturities of long-term debt	$17,619		$17,601
Accounts payable, accrued expenses and current portion of other long-term liabilities	270,370		288,497
Deferred income taxes	73,964		72,768
Long-term debt	560,833		571,913
Other long-term liabilities	80,540		84,306
Total Liabilities	1,003,326		1,035,085
Stockholders' equity	1,120,851		983,259
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY	$2,124,177		$2,018,344

Contacts

Pat Jackson, Chief Financial Officer
(828) 669-2941 (Ext. 223)